EXHIBIT 4.24

FORM OF LAND LEASE CONTRACT

Party A: [            ]

Party B: [            ]

In accordance with the requirements of the relevant laws, regulations and policies of the People’s Republic of China, Party A agrees to lease out a land of [            ] in the village to Party B for its development of an vegetable and fruit base. To enable the interests of both parties to be properly protected, this Contract is hereby concluded after a unanimous agreement has been made by Party A and Party B through mutual consultation.

I. Location of the Leased Land, its Area, Type and Boundary

Location: [            ].

Area: [            ].

Type: [            ].

Boundary: [            ].

II. Lease Term:

The lease shall have a term of [                    ]

III. Rental Charge and its Payment Method

Rental Charge: [            ].

Payment Method [            ]

Party A shall promptly release the rental charge to those farmers who lease out the land and shall register the same and prepare a register in relation thereto for submission to Party B for filing purpose.

IV. Rights and Obligations of the Parties

1.	Party A shall provide to Party B the leased land specified herein pursuant to the requirements of this Contract, and shall furnish any relevant materials showing the leasing of such land by it is lawful and valid, and any relevant legal documents such as the resolution adopted by the village committee’s meeting for the approval of the leasing of such land.

2.	During the term of the lease, Party A guarantees that the right of Party B to use the leased land shall not be interfered by any third parties. Party B shall be permitted to make improvements and land leveling to the leased land for the purpose of facilitating agricultural operation.

3.	When Party B, for the purpose of agricultural production, needs to redevelop and reconstruct any ancillary facilities on the leased land or construct new and temporary structures, equipment or facilities on the leased land for direct use in agricultural production service, Party A shall unconditionally agree to, and use its best effort to, assist Party B in completing the formalities in relation to the application for approval, or producing the relevant documentation. Subject to its lawful operation, Party B shall have the right to transfer, mortgage and lease out any ancillary facilities constructed or redeveloped by it on the leased land.

4.	Party A shall have the right to supervise any use of the land by Party B. If Party B does not operate the land according to the projects required, or leave the land uncultivated or lease out, sell or buy the land and misappropriate it for any other purposes at its own will, Party A shall have the right to terminate this Contract and require Party B to bear the liabilities for such breach.

5.	If any interest or property hereunder suffers substantial loss due to force majeure, Party A and Party B shall take active and appropriate measures to prevent such loss from expanding. Party A shall also assist Party B in seeking materials and funds for disaster relief and rescue in accordance with the relevant national policies.

V. Liabilities for Breach

1.	If Party A fails to provide the land to Party B pursuant to this Contract, Party A shall indemnify Party B against all economic losses suffered by it arising therefrom.

2.	If Party A recovers the land leased by Party B prior to the expiry of the lease that is in violation of this Contract, it shall indemnify Party B against all economic losses suffered by it arising therefrom.

3.	If, during the term hereof, the normal production and operation of Party B or the use of the leased land is interfered by any third parties, Party B shall have the right to terminate this Contract unilaterally. Party A shall indemnify Party B against all economic losses suffered by it arising therefrom.

4.	Party B shall pay any rental charge as scheduled pursuant to this Contract. If any payment of rental charge is overdue for one month, it shall be deemed to be a breach of contract and Party A shall have the right to recover the land from Party B. Party B shall indemnify Party A against all economic losses suffered by it arising therefrom.

5.	If Party B terminates the lease during the term thereof, it shall indemnify Party A against all economic losses suffered by it arising therefrom.

VI. Miscellaneous

1.	When this Contract is terminated properly as scheduled, Party B shall have the right to dispose of any ancillary facilities for agricultural production that were newly built on the leased land.

2.	If this Contract is terminated or partially terminated due to the requisition of land by the State, the compensation for the land shall belong to Party A and the compensation for any items on the land shall belong to Party B.

3.	The actual area and timing of the leased land to be delivered, and any matters that are not covered by this Contract shall be resolved by Party A and Party B by way of supplemental agreement after mutual consultation. The supplemental agreement shall have the same effect as this Contract.

4.	This Contract shall be accompanied by the map showing the boundary of the land actually delivered and the relevant legal documents.

5.	This Contract is executed in [ ] originals. Party A shall keep [ ] originals and Party B shall keep [ ] originals.

6.	This Contract shall become effective from the date of execution.

Party A:	[Chop of [ ]]	Party B:	[Chop of [ ]]

Legal Representative:		Legal Representative:	[ ]

[            ](date of the Agreement)

SCHEDULE

No	Date of the Agreement	Term	Lessor	Lessee	Legal Representative of Lessee	Amount of Mu	Location of the Leased Land, its Area, Type and Boundary	Rental charge	Payment Method
1	December 26, 2007, supplemented January 17, 2012	15 years, starting from the date on which the land is actually delivered (the personnel of Party B enters the land) and both parties give their confirmation in respect thereof	Party A: Changxing Village Committee, Shiliu Town, Zhangpu County	Party B: Xiamen Land V. Group Co., Ltd. ( ( ) )	Ma Shing Yung	more than 1,000 mu

Location: The leased land is located at Changxing Village, Shiliu Town, Zhangpu County, Fujian Province

Area: Based on the actual area of the land to be delivered.

Type: arable land (including paddy field and arid land), without mosaic parcel in the middle.

Boundary: See the map (attached as an exhibit hereto).

RMB680 per mu (of which RMB30 shall be the management fee). The rental charge shall be subsequently increased by RMB100 per mu every three years and will cease to increase until it reaches RMB980 per mu

Supplemented on January 17, 2012:

1. Party B agrees to adjust the annual rental charge per mu from RMB600/mu (as prescribed in the Contract) to RMB720/mu (converted into 300 kg of grains and the conversion is made based on the national minimum purchase price for protection of grains of that year) for the period from January 2012 to December 2014

The rental charge shall be paid on an annual basis. After this Contact takes effect, Party B shall pay to Party A an annual rental charge (being Renminbi Six Hundred and Eighty Thousand only) in one lump sum for the 1,000-mu land as prepayment so as to offset against the rental charge for the first year after the land is delivered for inspection and acceptance (any excessive amount thereof will be refunded and any shortage thereof will be made up). Any subsequent annual rental charge shall be fully settled in one lump sum at least one month prior to the time prescribed herein. The annual rental charge shall be fully settled by January 31 of the year in which such rental charge is incurred.

No	Date of the Agreement	Term	Lessor	Lessee	Legal Representative of Lessee	Amount of Mu	Location of the Leased Land, its Area, Type and Boundary	Rental charge	Payment Method

2. Party B agrees to adjust the rental charge for the land leased from Party A once every three years, starting from January 2015, based on the national minimum purchase price for protection of grains of the preceding year (rental charge will be converted on the basis of 300 kg/mu). Adjustment for other years shall be made in a similar way.

3. Party B agrees to adjust the annual management fee (at village level) per mu from the original price of RMB30/mu to RMB50/mu.